CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his knowledge the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009 of Dollar General Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Richard W. Dreiling
Name:	Richard W. Dreiling
Title:	Chief Executive Officer
Date:	September 10, 2009

/s/ David M. Tehle
Name:	David M. Tehle
Title:	Chief Financial Officer
Date:	September 10, 2009